CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Integrity Fund of Funds, Inc., we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to Integrity Fund of Funds, Inc.'s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 28, 2010